UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 5, 2023

DIGIMARC CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	001-34108	26-2828185
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

8500 SW Creekside Place, Beaverton Oregon 97008

(Address of principal executive offices) (Zip Code)

(503) 469-4800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.001 Par Value Per Share	DMRC	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 5, 2023, the Board of Directors (the “Board”) of Digimarc Corporation (the “Company”) approved an increase in the size of the Board from six to seven members and elected LaShonda Anderson-Williams to fill the resulting vacancy on the Board, effective June 12, 2023. Ms. Anderson-Williams will serve until the next annual meeting of the Company’s shareholders, at which time the Board intends to nominate her for election by the Company’s shareholders. The Company also appointed Ms. Anderson-Williams to the Board’s Governance, Nominating, and Sustainability Committee and Compensation and Talent Management Committee, each effective June 12, 2023.

As a non-employee director of the Company, Ms. Anderson-Williams will be compensated according to the Company’s non-employee director compensation practices, which are described under the heading “Director Compensation” in the Company’s proxy statement for its 2023 annual meeting of shareholders, which was filed with the U.S. Securities and Exchange Commission on March 28, 2023. This compensation consists of an annual retainer for service on the Board of Directors in the amount of $50,000, which is paid in arrears in quarterly installments of $12,500. Ms. Anderson-Williams may elect to receive all or a portion of her cash retainer in shares of common stock of the Company, instead of in cash, where the value of the issued shares would be equal to the elected portion of her cash retainer payment and would be paid on the same date as such quarterly payments are or would have been made in cash.

Additionally, effective upon her election, Ms. Anderson-Williams was automatically granted an initial award of shares of restricted common stock of the Company having an aggregate value of approximately $200,000. These shares vest over the three-year period commencing on the date of grant, with 1/3 of the shares vesting on each of the first three anniversaries of the date of grant. Ms. Anderson-Williams was also automatically granted a prorated annual award of shares of restricted common stock of the Company having an aggregate value of approximately $90,959 that will vest on the anniversary of the grant date, or immediately prior to the next annual meeting of shareholders that occurs prior to such first anniversary, but at least 50 weeks after the prior year’s annual meeting of shareholders. In addition, the Company will enter into an indemnification agreement with Ms. Anderson-Williams in the same form as previously entered into by the Company with its other non-employee directors.

Ms. Anderson-Williams brings to the Company over twenty-five years of experience helping organizations grow top-line revenue across diverse business units. Currently, Ms. Anderson-Williams is the Global Executive Vice President and Chief Revenue Officer of Healthcare and Life Sciences at Salesforce, where she is responsible for the global industry strategy and vision of the second largest industry vertical at Salesforce. Throughout her career, Ms. Anderson-Williams has been an advocate for equity, diversity, and inclusion in the workplace. The National Diversity Leadership Conference recognized Ms. Anderson-Williams as among the 2021 Top 50 Most Powerful Women in Technology, and she was recognized by The Healthcare Technology Report as among the 2021 Top 25 Women Leaders. Ms. Anderson-Williams received a Bachelor of Business Administration with a major in Marketing from Texas Woman’s University.

Item 7.01.	Regulation FD Disclosure.

On June 6, 2023, the Company issued a press release announcing the election of Ms. Anderson-Williams as a director of the Company. The press release is attached to this report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by the Company, dated June 6, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2023

By:	/s/ Joel Meyer
Joel Meyer
Executive Vice President, Chief Legal Officer and Secretary